UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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POOL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POOL CORPORATION
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 annual meeting of stockholders (the Annual Meeting) of Pool Corporation (the Company, we, us or our) will be held on Wednesday, May 4, 2011, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.

At the Annual Meeting, you will be asked to:

1.	elect the directors named in the attached Proxy Statement to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2011 fiscal year;

3.	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote);

4.	cast a non-binding advisory vote on how frequently we should hold future say-on-pay votes (the frequency vote); and

5.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 14, 2011 as the record date for the Annual Meeting.  This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

                                     By Order of the Board of Directors,

             Jennifer M. Neil
             Corporate Secretary

Covington, Louisiana
March 28, 2011

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting.  See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting

Q:  Why am I receiving these materials?

A:  The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2011 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 14, 2011, the record date, are entitled to vote at the Annual Meeting.

Q:  Who may vote?

A:  With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled.  For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our Common Stock owned on the record date. On March 14, 2011, there were approximately 48,620,278 shares of our Common Stock outstanding.  This Proxy Statement is being mailed to stockholders on or about March 28, 2011.

Q:  When and where will the Annual Meeting be held?

A:  The Annual Meeting will be held on Wednesday, May 4, 2011, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.

Q:  How may I obtain directions to the Annual Meeting?

A:  To obtain directions to the Annual Meeting, you may contact Investor Relations at (985) 892-5521.

Q:  What proposals will be voted upon at the Annual Meeting?

A:  At the Annual Meeting, you will be asked to:

(1)	elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

(2)	ratify the retention of Ernst &Young LLP as our independent registered public accounting firm for the 2011 fiscal year;

(3)	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote); and

(4)	cast a non-binding advisory vote on how frequently we should hold future say-on-pay votes (the frequency vote).

The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.

Q: What are the Board’s voting recommendations?

A:  The Board recommends that you vote your shares:

▪	“FOR” each of the director nominees (Proposal 1);

▪	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 (Proposal 2);

▪	“FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3); and

▪	with respect to the frequency vote, to hold future say-on-pay votes every “1 YEAR” (Proposal 4).

Q:  How do I vote?

A:  If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card.  You can also vote by telephone or the internet.  Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record.  The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person.  If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Q:  How many votes must be represented to hold the Annual Meeting?

A:  In order to carry on the business of the Annual Meeting, a quorum must be present.  This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.  If you submit your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting.  Also, if you hold your shares in street name, your shares will be counted in determining a quorum if your broker, bank or other holder of record votes your shares on any matter.

Q:  What is the vote required for each proposal?

A:  Proposal 1 - A plurality of the shares voting is required to elect the directors.  This means that the nominees who receive the most votes will be elected.  In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome.

Proposal 2 - Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 will require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote.

Proposal 3 - The advisory say-on-pay vote will also require the affirmative vote of a majority of the shares present and represented at the Annual Meeting and entitled to vote.  This means that the votes that stockholders cast “for” must exceed the votes stockholders cast “against” in order to approve the compensation of our named executive officers.  Because the vote is advisory, it will not be binding on the Board or the Company.  However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4 - A plurality of the shares voting applies to the advisory vote on the frequency of an advisory vote to approve executive compensation.  Thus, the frequency of the advisory vote on executive compensation receiving the greatest number of votes – every three years, two years or one year – will be the frequency that stockholders approve.  Because the vote is advisory, it will not be binding on the Board or the Company.  However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve executive compensation.

Q:  Could other matters be decided at the Annual Meeting?

A:  We are not aware of any matters to be presented other than those described in this Proxy Statement.  By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such matter in accordance with their best judgment.

Q:  What happens if I withhold my vote or I vote to abstain?

A:  In the election of directors, you can vote for the eight directors standing for election or you can indicate that you are withholding your vote for any or all of the nominees.  An abstention will have no effect on the outcome of the proposal to elect directors.

With regard to the frequency vote, you may vote in favor of holding the say-on-pay vote every three years, two years, or one year, or you may abstain from voting.  As with the election of directors, an abstention will have no effect on the outcome of the frequency vote.

Regarding the proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for fiscal year 2011, the say-on-pay vote, and any other matter that is properly brought before the meeting, you may vote for or against each proposal or you may abstain from voting.  An abstention will have the same effect as a vote against the respective proposal.

Q:  What if I do not indicate my vote for one or more of the matters on my proxy card?

A:  If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board.  This means that unless your proxy is otherwise marked, properly executed proxies will be voted in favor of the election of each of the director nominees, the ratification of the independent registered public accounting firm for fiscal year 2011, and the say-on-pay vote.  If you do not provide voting instructions on the frequency vote, your shares will also be voted to hold a say-on-pay vote every year.

Q:  What happens if I do not vote my proxy?

A: If you are a holder of record and do not vote shares held in your name, those shares will not be voted.

If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter your broker has discretionary authority to vote.  Under the rules of the New York Stock Exchange (NYSE), brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters.  The election of directors, the say-on-pay vote, and the frequency vote are classified as non-routine matters under the NYSE rules and ratification of the appointment of the independent registered public accounting firm is considered a routine matter.  On any matter for which your broker does not vote on your behalf, the shares will be treated as “broker non-votes”.

Q:  What are broker non-votes and what effect do they have on the proposals?

A:  Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote the shares on a non-routine proposal.  Broker non-votes will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting.  However, broker non-votes will have no effect on the election of directors, the ratification of the independent registered accounting firm for fiscal year 2011, the say-on-pay vote, and the frequency vote.

Q:  Can I change or revoke my vote?

A:  Yes.  To change or revoke your vote at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:

Pool Corporation
                Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001

or

b)	attend the Annual Meeting and vote in person.

Q:  Who will pay the expenses incurred in connection with the solicitation of my vote?

A: We pay the cost of preparing proxy materials and soliciting your vote.  We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners.  Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail.  We also pay all Annual Meeting expenses.

Q:  What happens if the Annual Meeting is postponed or adjourned?

A:  Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting.  You will still be able to change or revoke your proxy at any time until it is voted.

Q:  How can stockholders present proposals for inclusion in our proxy materials relating to our 2012 annual meeting?

A:  In order to be considered for inclusion in the proxy materials related to our 2012 annual meeting of stockholders, we must receive stockholders proposals no later than November 29, 2011.  If such proposal is timely received, is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act), and complies with our Bylaws, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws are filed with the Securities and Exchange Commission (SEC), and stockholders should refer to the Bylaws for a complete description of the requirements.  Any stockholders who wish to nominate a director or present a proposal before the 2012 annual meeting must notify the Secretary of the Company no earlier than July 2, 2011, and no later than November 29, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 4, 2011.  The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at http://www.poolcorp.com/investors.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws provide that the size of our Board shall be fixed from time to time by resolution of the Board and vacancies on the Board may be filled by a majority of the directors then in office.

At the Annual Meeting, eight directors will be elected to serve a one-year term.  Each of the nominees has indicated his intention to serve if elected.  Should any of the director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board.  Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Information about Our Directors

The following information sets forth, as of March 1, 2011, certain information about our directors, all of whom have been nominated for re-election to our Board.  Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Wilson B. Sexton (74)
Areas of experience include: ▪ Industry Knowledge ▪ Operations ▪ Strategic Planning ▪ Distribution ▪ International

▪  Chairman and Director since 1993
▪  Our Chief Executive Officer from 1999 to 2001
▪  Director of Beacon Roofing Supply, Inc., a wholesale distributor of roofing and complementary building products, and serves on its audit and compensation committees; and director of Houston Wire and Cable Company, a wholesale distributor of electrical wire and cable, and serves on its audit and compensation committees
▪  Bachelor of Business Administration, Southern Methodist University
▪  Certified Public Accountant
▪  Among other qualifications, Mr. Sexton brings to the Board strong financial acumen along with extensive managerial experience and industry knowledge.

Andrew W. Code (52)
Areas of experience include: ▪ Finance ▪ Mergers and Acquisitions ▪ Strategic Opportunities ▪ Management

▪  Director since 1993
▪  A founding partner of Code, Hennessy & Simmons, LLC (CHS), a Chicago-based private equity firm since 1988, with five funds totaling over $2.7 billion in assets under management and having purchased over 300 companies with total revenue exceeding $15 billion
▪  A founding partner in Promus Capital, a wealth management, private equity, alternative investments and multi-family office with over $300 million under management
▪  Serves as a member of various private, profit and non-profit boards of directors, including the Board of Directors of the University of Iowa Foundation, Resource Land Holdings, Creation Investments, CAPX Partners, LaSalle Capital, Paradigm Project and is actively leading the fund raising efforts for Catalyst Rock School in Chicago, Illinois
▪  Previously served as a director of American Reprographics Company, a leading reprographics company providing document management services to the architectural, engineering and construction industry; and The Hillman Companies, Inc., a distributor of hardware items, key duplication and engraving equipment
▪  Bachelor of Arts and Master of Business Administration, University of Iowa
▪  Among other qualifications, Mr. Code brings to the Board extensive financial expertise, many years of senior leadership and business development experience, and significant acquisition and initial public offering experience.

James J. Gaffney (70)
Areas of experience include: ▪ Finance ▪ Corporate Governance ▪ Corporate Restructuring ▪ Management

▪  Director since 1998
▪  Chairman of Imperial Sugar Company, a processor and marketer of refined sugar, and serves on its compensation committee and governance committee; director of Beacon Roofing Supply, Inc. and serves on its governance committee and chairs its compensation committee; director of Armstrong World Industries, a manufacturer of flooring, ceilings and cabinets, and serves on its compensation committee and chairs its governance committee; and director of C&D Technologies, Inc., a producer and marketer of electrical power storage and conversion products, and chairs its compensation committee
▪  From 1997 to 2003, Vice Chairman of Viking Pacific Holdings, Ltd., a conglomerate which included manufacturing, distribution, contract mining, plant nursery and retail companies, chairman of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman Sachs & Co.) and other affiliated funds
▪  Serves as a member of the St. John’s University Board of Trustees
▪  Previously served as a director of Carmike Cinemas, Inc., World Color Press Inc., Hexcel Corporation, Purina Mills, LLC, Advantica Restaurant Group, Inc., and Safelite Group, Inc.
▪  Bachelor of Business Administration, St. John’s University; Master of Business Administration, New York University
▪  Among other qualifications, Mr. Gaffney brings to the Board broad leadership and corporate governance experience as well as comprehensive experience in operations, financial and risk management matters.

George T. Haymaker, Jr. (73)
Areas of experience include: ▪ Strategic Planning ▪ International Operations ▪ Management ▪ Compensation ▪ Governance

▪  Director since 2004
▪  Lead director of Hayes Lemmerz International, Inc., a global supplier of automotive and truck wheels, and serves on its audit committee
▪  From 2000 to 2007, non-executive chairman of Safelite Group, Inc., a provider of automotive replacement glass and related insurance services; and from 2001 to 2006, non-executive chairman of Kaiser Aluminum Corporation, an integrated leading producer of aluminum and aluminum products
▪  Director of 360 Networks Corporation, a provider of broadband, VOIP and other telecommunication services, and chairs its compensation committee; director of International Aluminum Corporation, a manufacturer of commercial building curtain wall, storefronts and entrances, and residential windows; and a member of the strategic advisory board of Genstar Capital, a private equity firm specializing in acquisitions of middle market companies
▪  Previously served as a director of Flowserve Corporation, a provider of flow solutions, such as pumps, valves and seals; and from 1994 to 2000, served as Chief Executive Officer and director of Kaiser Aluminum Corporation
▪  Bachelor of Science, Massachusetts Institute of Technology; Master of Business Administration, University of Southern California; Master of Science – Industrial Management, Massachusetts Institute of Technology
▪  Among other qualifications, Mr. Haymaker brings to the Board many years of senior leadership and corporate governance experience as well as international and business strategy expertise.  During his career, he has provided operational, strategic and governance leadership in a wide variety of business settings.

Manuel J. Perez de la Mesa (53)
Areas of experience include: ▪ Management ▪ Strategic Planning ▪ International Operations ▪ Finance ▪ Industry Knowledge

▪  Director since 2001
▪  Our Chief Executive Officer since 2001
▪  Our President since 1999
▪  Our Chief Operating Officer from 1999 to 2001
▪  Director of American Reprographics Company and serves on its compensation and audit committees
▪  Serves as a member of the board of  the United States Chamber of Commerce
▪  Previous general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982
▪  Bachelor of Business Administration, Florida International University; Master of Business Administration, St. John’s University
▪  Among other qualifications, Mr. Perez de la Mesa brings to the Board over a decade of industry knowledge, a broad strategic vision for the Company, and a tremendous financial acumen.

Harlan F. Seymour (61)
Areas of experience include: ▪ Strategic Planning ▪ Business Development ▪ Operations ▪ Information Technology ▪ Finance

▪  Director since 2003
▪  Chairman of ACI Worldwide, Inc. (ACI), a global provider of software for electronic payments and electronic commerce, and serves on its compensation and governance committees
▪  Serves as a member of various private boards of directors, including Payformance Corp., a leading provider of electronic healthcare claims and settlement solutions; and the advisory board of Calvert Street Capital Partners, a private equity firm
▪  From 2000 to present, conducts personal investments in both public and private companies and business advisory services through HFS LLC, particularly in the area of strategic planning services for companies in a wide variety of industries
▪  Previously served as a director and executive vice president of ENVOY Corporation, a publicly traded provider of EDI and transaction processing services for the healthcare market, from 1997 to 1999 when it was merged with Quintiles Transnational
▪  1996-1997 Partner, Jefferson Capital Partners, a private equity firm; 1994-1996 Executive Vice President, Trigon Blue Cross Blue Shield; 1983-1994 First Financial Management Corporation, serving from 1990 to 1994 as President and CEO of its subsidiary, FIRST HEALTH Services Corporation, and previously as senior vice president, corporate development
▪  Bachelor of Arts, University of Missouri; Master of Business Administration, Keller Graduate School of Management
▪  Among other qualifications, Mr. Seymour brings to the Board senior leadership experience, information technology knowledge, strategic planning, operating and acquisition expertise.

Robert C. Sledd (58)
Areas of expertise include: ▪ Finance ▪ Operations ▪ Marketing ▪ Business Development ▪ Strategic Planning

▪  Director since 1996
▪  Governor’s Senior Economic Advisor, State of Virginia, from January 2010 to present; and managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company, from 2001 to present
▪  Director of Owens and Minor Inc., a distributor of medical and surgical supplies, and serves on its compensation and strategic planning committees; and director of Universal Corporation, a leaf tobacco merchant and processor, and serves on its audit and pension investment committees
▪  Chairman of Performance Food Group Company (PFG), a foodservice distribution company, from 1995 to 2008 and director from 1987 to 2008
▪  Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006
▪  Bachelor of Science, Business Administration, University of Tennessee
▪  Among other qualifications, Mr. Sledd brings to the Board executive leadership experience, including his past service as a chief executive officer of a public company, along with extensive brand marketing experience and financial expertise.

John E. Stokely (58)
Areas of expertise include: ▪ Finance ▪ Management ▪ Operations ▪ Corporate Governance ▪ Distribution

▪  Director since 2000
▪  Our Lead Independent Director
▪  Director of Imperial Sugar Company and chairs both its safety and operations committees and serves on its audit committee; and director of ACI and chairs its audit committee and serves on its governance committee
▪  Director of AMF Bowling Centers, Inc.
▪  From 1996 to 1999, President, Chief Executive Officer and Chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores with annual sales of $4.5 billion prior to its acquisition by SuperValu Inc.
▪  Previously served as a director of O’Charley’s Inc., a national restaurant chain, Nash Finch Company, a wholesale food distributor, and PFG
▪  Bachelor of Arts, University of Tennessee
▪  Among other qualifications, Mr. Stokely brings to the Board experience in providing strategic, financial, and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience.  Additionally, Mr. Stokely’s previous experience as CEO of Richfood Holdings, Inc., afforded him with significant acquisition experience.

The Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees.

Our Nominating and Corporate Governance Committee recommended to our full Board of Directors the foregoing nominees, and our Board has nominated them for election by our stockholders.  At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of the operation of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees.  In considering potential nominees, our Nominating and Corporate Governance Committee looks for persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders.  Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on our Board for an extended period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The NASDAQ Stock Market LLC (NASDAQ) listing rules and all legal requirements.  Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.  Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above.  In addition, three-fourths of the nominees are independent, and each member of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee are independent directors.  Three of the four members of our Audit Committee are “audit committee financial experts,” as defined by SEC rules.  In addition to these attributes, each of the nominees has a strong and unique background and experience which led our Nominating and Corporate Governance Committee and Board to conclude that he should serve as a director of our Company.  These qualifications are described individually for each nominee in the table above.  Our Company has grown rapidly through internal growth and acquisitions to become the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products, operating in 38 U.S. states and 8 foreign countries.  Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry.  Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Other Information about the Board of Directors

Director Attendance at Meetings

Our Board held five meetings in the 2010 fiscal year.  As stated in our Corporate Governance Guidelines, we expect directors to attend Board meetings and meetings of the Board committees on which they serve.  In the 2010 fiscal year, each of our directors attended 75% or more of both the total number of Board meetings and the meetings of the Board committees on which he served.  We encourage each member of our Board to attend the Annual Meeting.  All of our directors attended the 2010 Annual Meeting with the exception of Mr. Sexton, who was absent due to medical reasons.

Director Independence

To be considered independent under the listing rules of NASDAQ, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment.  The Board has determined that each member of the Board, other than Mr. Perez de la Mesa and Mr. Sexton, meets the definition of an independent director as defined by NASDAQ listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Board Leadership Structure and Lead Independent Director

The positions of Chief Executive Officer and Chairman of the Board are presently held by two different individuals, and the Board continues to believe that this is the most appropriate leadership structure for our Company.  The principal responsibility of the Chief Executive Officer is to manage the business.  The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director.  Mr. Stokely currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

▪	assign tasks to the Board’s committees;
▪	determine the appropriate schedule of Board meetings after consultation with our Chief Executive Officer, Chairman of the Board, and other Board members;
▪	consult with our Chief Executive Officer, Chairman of the Board and other Board members on the agenda of the Board;
▪	assess the quality, quantity, and timeliness of the flow of information from management to the Board;
▪	direct the retention of consultants who report directly to the Board;
▪	coordinate with the Chairman of the Nominating and Corporate Governance Committee to oversee compliance with and implementation of corporate governance policies;
▪	coordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors;
▪	assist the Chairman of the Compensation Committee in his evaluation of our Chief Executive Officer’s performance; and
▪	perform such other functions as the Board may direct.

Board’s Role in Risk Oversight and Assessment

Our employees, managers and officers conduct our business under the direction of our Chief Executive Officer and the oversight of our Board, to enhance our long-term value for our stockholders.  The core responsibility of our Board is to exercise its fiduciary duty to act in the best interest of our Company and our stockholders.  In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight.  While management is responsible for the day-to-day management of risk, our Board is responsible for oversight of our risk management programs, ensuring that an appropriate culture of risk management exists within the Company and assisting management in addressing specific risks, such as strategic risks, financial risks, regulatory risks and operational risks.

Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our Company and to permit the Board to effectively oversee the management of these risks.  As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law.  In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, insurance, and operations.  Our Board also sets and regularly reviews quantitative and qualitative authority levels for management.  Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals, our Compensation Committee assesses risks related to compensation and our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics, and other legal and regulatory matters affecting our Company, including compliance policies.  Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.  Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Compensation-Related Risk

Our Compensation Committee assesses risks associated with our compensation policies and practices and we do not believe that we utilize compensation policies or practices that are reasonably likely to have a material adverse effect on our Company.  While risk taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks.  For example, our annual cash incentive is capped, our Share Ownership Guidelines require named executive officers to hold Company stock, our Corporate Governance Guidelines include a claw back policy for executive incentive, equity or performance based compensation, our insider trading policy prohibits hedging or monetization transactions involving our stock, and our equity-based long-term incentive compensation vests over a period of three to five years for our Named Executive Officers.  Moreover, equity grants are made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

Access to Management and Employees

Directors have full and unrestricted access to our management and employees.  Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.

Communications with the Board

Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433.  Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors.  Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  As permitted by SEC and NASDAQ rules, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Board Committees

Board committees work on key issues in greater detail than would be possible at full Board meetings.  The Board has appointed four standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee.  Each of these Board committees is comprised entirely of independent directors and operates under a written charter, which sets forth the committees’ authorities and responsibilities.  The charters are posted on our website at www.poolcorp.com.

The following table shows the membership of each of our Board committees and the number of meetings each committee held during the 2010 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		√
James J. Gaffney	√		Chair
George T. Haymaker		Chair		√
Harlan F. Seymour	√		√	Chair
Robert C. Sledd	√	√
John E. Stokely	Chair		√
2010 meetings	8	7	2	3

A brief description of our Board committees and certain of their principal functions are outlined in the following sections.  These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;
▪	the independent registered public accounting firm’s qualifications and independence;
▪	the performance of our internal audit function and independent registered public accounting firm; and
▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules.  The Board has further determined that Mr. Stokely, Mr. Gaffney and Mr. Sledd are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

Our Compensation Committee is responsible for oversight of our executive compensation and makes recommendations to our entire Board with respect to director compensation, incentive compensation plans for senior management and equity-based plans for all employees.  The Compensation Committee is comprised solely of independent directors within the meaning of applicable SEC and NASDAQ listing rules.  The Compensation Committee’s specific responsibilities and duties are outlined in detail in our Compensation Committee Charter.  The Compensation Committee has full and final authority in connection with the administration of our stock plans and, in its sole discretion, may grant options and make awards of shares under such plans.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others to aid it.  Specifically, the Compensation Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives.  In addition, when changes to specific compensation programs are considered, the Compensation Committee may use an outside consultant to review the design and suitability of that specific program.

Historically, the Compensation Committee has engaged Lyons, Benenson & Company Inc. (Lyons) to review and comment upon director and senior management compensation.  In 2007, Lyons reviewed and provided advice on the composition of our 2008 peer group and our senior management compensation structure, upon which the Compensation Committee relied in setting our 2008 executive compensation.  Lyons’ analysis, which was presented to the Compensation Committee Chairman for the Committee’s consideration, included review of publicly available proxy data for the peer group as well as its proprietary survey data.  The Compensation Committee did not retain Lyons to review our 2010 executive compensation structure because the structure did not differ materially from our 2008 or 2009 executive compensation. However, the Compensation Committee did retain Lyons in 2011 to assist in the review of our Compensation Discussion and Analysis disclosure contained in this Proxy Statement, and to review our director compensation program.  Lyons does not provide us with any other consulting services.

The Compensation Committee has three regularly scheduled meetings each year and meets at other times as necessary.  At its Winter meeting, typically held in late February or early March, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	compensation, benefits, performance and corporate goals and objectives of executive officers and senior managers;
▪	our Compensation Discussion and Analysis;
▪	the Committee’s Compensation Report;
▪	the Committee’s composition, independence and self-evaluation results;
▪	non-employee director compensation;
▪	our incentive compensation plans and equity-based plans;
▪	equity grants;
▪	new compensation related rules and pronouncements; and
▪	other items and organizational duties that may arise.

At its Summer meeting, typically held in early August, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	organizational planning and development of senior management, including succession planning;
▪	equity grants, if any; and
▪	other items and organizational duties that may arise.

At its Fall meeting, typically held in late October or early November, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	the Committee’s Charter;
▪	equity grants, if any;
▪	an initial draft of our Compensation Discussion and Analysis;
▪	new compensation related rules and pronouncements;
▪	the Committee’s self-evaluation process; and
▪	other items and organizational duties that may arise.

For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying qualified individuals to be considered for nomination as a director;
▪	recommending to the Board director nominees for the next annual meeting of stockholders;
▪	assisting the Board in committee member selection;
▪	evaluating the overall effectiveness of the Board and committees of the Board; and
▪	reviewing and considering corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership.  Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws.  The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board.  Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy.  Our strategic plan incorporates specific goals for growth and business development over the next three to five years, which we update and review with the Board periodically.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, George T. Haymaker, Jr., Andrew W. Code and Robert C. Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries.  None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about Our Executive Officers

The following table presents, as of March 1, 2011, certain information about our current executive officers (other than Mr. Perez de la Mesa, whose biographical information appears under “Election of Directors”).  We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
A. David Cook (55)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 1997 to 2007 ▪ Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (51)
Vice President, Chief Financial Officer
 ▪  Vice President, Chief Financial Officer since 2004
 ▪  Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
 ▪  Vice President and Controller of Eastman from 1999 to 2002

Kenneth G. St. Romain (48)	Group Vice President ▪ Group Vice President since 2007 ▪ General Manager from 2001 to 2007 ▪ Regional Manager from 1987 to 2001
Stephen C. Nelson (64)	Vice President ▪ Vice President since 2002 ▪ General Manager from 1998 to 2006
Jennifer M. Neil (37)	General Counsel, Corporate Secretary ▪ General Counsel since 2003 ▪ Corporate Secretary since 2005
Melanie M. Housey (38)
Corporate Controller, Chief Accounting Officer
 ▪  Chief Accounting Officer since 2008
 ▪  Corporate Controller since 2007
 ▪  Senior Director of Corporate Accounting from 2006 to 2007
 ▪  Senior Manager at Ernst & Young LLP from 2001 to 2006

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of February 14, 2011, certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.  Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock

Directors
Wilson B. Sexton	838,739	(1)	2%
Andrew W. Code	175,905	(2)	*
James J. Gaffney	84,356	(3)	*
George T. Haymaker, Jr.	49,958	(4)	*
Manuel J. Perez de la Mesa	1,268,172	(5)	3%
Harlan F. Seymour	77,527	(6)	*
Robert C. Sledd	236,103	(7)	*
John E. Stokely	128,715	(8)	*

Named Executive Officers (9)
A. David Cook	288,059	(10)	*
Mark W. Joslin	109,539	(11)	*
Stephen C. Nelson	108,316	(12)	*
Kenneth G. St. Romain	188,448	(13)	*

All executive officers and directors as a group (14 persons)	3,569,460	(14)	7%

Greater than 5% Beneficial Owners
BlackRock, Inc.	3,667,881	(15)	7%
Columbia Wanger Asset Management, L.P.	3,189,500	(16)	6%
Kayne Anderson Rudnick Investment Management LLC	2,761,116	(17)	6%
T. Rowe Price Associates, Inc.	5,851,195	(18)	12%
TimesSquare Capital Management, LLC	2,610,800	(19)	5%

   ____________________
   *    Less than one percent.

1.
Includes (i) 122,679 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011, all of which are held by a trust for which Mr. Sexton serves as trustee; (ii) 43,000 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; and (iii) 654,507 shares held by a trust for which Mr. Sexton serves as trustee and of which 488,414 shares are pledged as security.

2.
Includes (i) 28,285 shares that Mr. Code has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011; (ii) 32,231 shares held directly by a charitable foundation of which Mr. Code is a director, president and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares); and (iii) 108,813 shares held by a family trust for which Mr. Code serves as co-trustee.

3.
Includes 38,875 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.

4.
Includes 29,750 shares that Mr. Haymaker has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.

5.
Includes (i) 465,000 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011; (ii) 19,845 shares beneficially owned by Mr. Perez de la Mesa’s wife and children; and (iii) 747,636 shares held by an irrevocable trust for which Mr. Perez de la Mesa is the beneficiary and has voting power.

6.
Includes 62,993 shares that Mr. Seymour has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.

7.
Includes 137,350 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.  Also includes 7,500 shares beneficially owned by Mr. Sledd’s children.

8.
Includes 82,118 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.

9.
Information regarding shares beneficially owned by Mr. Perez de la Mesa, our Chief Executive Officer, who is a Named Executive Officer in addition to Messrs. Cook, Joslin, Nelson and St. Romain, appears immediately above under the caption “Directors”.

10.
Includes (i) 151,500 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011; (ii) 22,000 shares that are pledged as security; and (iii) 1,701 shares beneficially owned by Mr. Cook’s wife.

11.	Includes 65,000 shares that Mr. Joslin has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.

12.
Includes (i) 74,625 shares that Mr. Nelson has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011; (ii) 563 shares held by Mr. Nelson’s daughter; (iii) 84 shares held by Mr. Nelson’s grandson; (iv) 500 shares which are held by a family trust over which Mr. Nelson serves as co-trustee; and (v) 9,437 shares held by a family trust, over which Mr. Nelson serves as a co-trustee and of which his wife is a beneficiary.

13.
Includes 73,250 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.

14.
Includes 1,338,675 shares that such persons have the right to receive upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 15, 2011.  Also includes 1,520,893 shares held in family trusts, 75,231 shares held in charitable foundations and 29,693 shares held by family members of such persons.

15.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 8, 2011.  BlackRock, Inc. has sole voting power and sole dispositive power with respect to the shares.  The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

16.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 11, 2011.  As investment advisor, Columbia Wanger Asset Management, LLC (Columbia) has sole voting power over 2,906,500 shares and sole dispositive power with respect to all shares.  The shares reported as beneficially owned by Columbia include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia.  CAT holds 5.1% of our outstanding Common Stock.  The business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

17.
Based upon such holder’s Schedule 13G filed with the SEC on February 2, 2011.  Kayne Anderson Rudnick Investment Management LLC (Kayne) has sole voting and dispositive power with respect to the shares.  The business address of Kayne is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

18.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 11, 2011.  These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  Price Associates has sole voting power over 1,462,469 of the shares and sole dispositive power with respect to all shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is considered to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The business address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

19.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 9, 2011.  TimesSquare Capital Management, LLC (TimesSquare) has sole voting power over 1,957,000 and sole dispositive power with respect to all shares.  The shares reported are all owned by investment advisory clients of TimesSquare.  The business address of TimesSquare is 1177 Avenue of Americas, 39th Floor, New York, New York 10036.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2010.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2007 Long-Term Incentive Plan (2007 LTIP)	2,093,562	21.93	2,827,191 (1)
2002 Long-Term Incentive Plan (2002 LTIP)	2,062,329	26.29	—
1998 Stock Option Plan (1998 Plan)	802,920	11.54	—
Employee Stock Purchase Plan	—	—	284,434
Non-Employee Directors Equity Incentive Plan	296,354	22.47	—
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	5,255,165	22.08	3,111,625

1.         Includes 805,753 shares that may be issued as restricted stock

As of December 31, 2010, the weighted-average remaining contractual term of outstanding stock options is approximately 4.87 years. Of the outstanding options, 2,993,611 are vested and exercisable and these shares have a weighted-average exercise price of approximately $20.72 per share.  The 2,261,554 unvested options have a weighted-average exercise price of approximately $23.87 per share.

For a complete description of the Company’s equity compensation plans, see Note 7 to the Company’s 2010 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement (the CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer (CEO), Chief Financial Officer, and our three other most highly-compensated executives (our Named Executive Officers or NEOs).  For fiscal 2010, our Named Executive Officers were:

  ▪  Manuel J. Perez de la Mesa, President, Chief Executive Officer and Director;

  ▪  Mark W. Joslin, Vice President and Chief Financial Officer;

  ▪  A. David Cook, Group Vice President;

  ▪  Kenneth G. St. Romain, Group Vice President; and

  ▪  Stephen C. Nelson, Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year.  We next explain the principles that guide our Compensation Committee’s executive compensation decisions, our Compensation Philosophy and Objectives.  We then describe the Compensation Committee’s Process of Setting Compensation, including any supporting role played by the Named Executive Officers themselves.  Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each Named Executive Officer in 2010.

Executive Summary

Recent business conditions presented a number of challenges to our Company’s ability to motivate, retain, and reward executives.  Our compensation has historically lagged our peers due primarily to our rapid growth through 2006.  Since 2006, our industry went through an unprecedented contraction, resulting in both lower sales and earnings in the 2007–2009 time period.  Although the economic climate has been rather unpredictable, we believe that 2010 marked a pivotal transition period for our industry.  We realized a return to sales and earnings growth, continued improvements in working capital management and another season of strong cash flow generation.  Given the lag in our NEOs’ compensation compared to market, the Compensation Committee worked to provide NEOs opportunities to increase their performance based compensation by establishing the Strategic Plan Incentive Program (SPIP) in 2008 and increasing equity grants.

In 2010, our total compensation as designed assumes base salary, an annual bonus targeted at 100% of base salary for our CEO and 75% of base salary for our other NEOs, zero pay-out under the SPIP, restricted awards valued at the estimated grant date fair value amounts, and option awards valued based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date.   The table below presents the percentage variances between our NEOs’ total compensation amounts (2009 actual, 2010 plan design and 2010 actual) and the peer group median total compensation amounts, which are based on publicly available information as of February 2010 when the Compensation Committee set our 2010 compensation.  See discussion related to our peer group below at page 18.  The actual amounts reflect the reported amounts per the Summary Compensation Table on page 26, except for the value of stock options.  For comparability with the related amounts per the 2010 plan design and peer group median amounts, the values included for stock options are based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date.

Total Compensation versus Peer Group Medians
Position	2009 Actual	2010 Plan Design	2010 Actual
CEO	(39)%	(25)%	(25)%
All Other NEOs	(16)%	1%	3%
Total NEOs	(26)%	(11)%	(10)%

As reflected in the table above, our 2010 actual total compensation was consistent with our 2010 plan design.  Since the peer group medians reflect annual cash incentive data as of February 2010 and we expect 2010 annual cash incentives for our peer group will be higher given the improved economic environment in 2010, we believe that our NEOs’ 2010 total compensation amounts would likely be comparatively lower versus 2010 peer group data, which is currently not available for all peer group companies.

Successful execution of our strategies was the primary factor driving our increased sales and earnings in 2010, with both our continued investment in growth initiatives and our ability to leverage our existing infrastructure to support sales growth providing significant contributions to our improved profitability.  For perspective, the following chart sets forth the compounded annual growth rate of our 10-year diluted earnings per share and stock price against the S&P MidCap 400 Index.

	Diluted EPS	POOL Stock Price	S&P MidCap 400 Index
12/31/2000	$0.45	$ 8.91 (1)	$516.76
12/31/2010	$1.15	$ 22.54	$907.25
10-year CAGR	9.8%	9.7%	5.8%

(1)	Price is adjusted for 3-for-2 stock splits in 2001, 2003 and 2004.

Overall, the Company has withstood the impact of the global economic recession, executing both strategically and operationally, while continuing to invest in the future.  While the Compensation Committee considered the macro-economic and industry environment when it established our 2010 executive compensation program, it continued to set aggressive targets with continued emphasis on variable, at-risk compensation that is both tied to performance and aligned with long-term shareholder interests.  By design, our compensation has and continues to be heavily performance weighted.  In keeping with our pay-for-performance policy, salary represented 25% of total NEO compensation in 2010 and equity, our most significant compensation component, represented 50% of total compensation for our NEOs in 2010.  In the case of our CEO, over 70% of Mr. Perez de la Mesa’s 2010 compensation was performance-based, meaning that it was either earned on the basis of Company or individual performance (in the case of his annual cash incentive) or its actual value will be contingent upon the Company’s future performance (in the case of his equity grant).  Over 50% of his total 2010 compensation was delivered in the form of equity.

The Company’s performance and business accomplishments through the economic downturn and the prevailing business environment provided the basis for the Compensation Committee’s key decisions, which are described below.

▪
The Compensation Committee approved a marginal increase in base salaries for each NEO in connection with the lifting of a two-year salary freeze.  The average salary increase for the NEOs was 2.6%, with Mr. St. Romain receiving the greatest percentage increase – 4.55% – based on his increased responsibilities.  Our salary levels remain low as compared to our peer group.

▪
Annual cash incentive awards for our NEOs ranged from approximately 72% to 105% of each NEO’s base salary and were due to us attaining the middle of the range for the diluted earnings per share component and the maximum level for operational cash flow.  Additionally, the awards included payouts for achievement of specific business objectives for each NEO.

▪
The Compensation Committee previously permitted executives to elect whether they wanted to receive stock options or shares of restricted stock (at a ratio of 2.5 options to 1 share of restricted stock), up to a maximum 50-50 split between the two forms of equity.  This year, the Compensation Committee permitted the NEOs to elect to take up to 100% of their equity grant in one of the two forms, in recognition of the importance of restricted stock as a retention and motivational tool in a volatile economy.  Our CEO, Mr. Perez de la Mesa, elected to take all of his equity in the form of stock options.

▪
The Compensation Committee continued to emphasize the importance of our strategic long-term growth by providing substantial pay-for-performance compensation opportunities through the SPIP.  To date, the SPIP has not resulted in payouts to any of our executives.  However, the Compensation Committee believes that while the targets are aggressive, they are reasonable and provide both a fair reward and strong upside potential for our executives.

▪	The Compensation Committee adopted a policy prohibiting hedging of Company securities by any of its employees or directors.

▪
With regard to our CEO’s 2010 compensation in particular, the Compensation Committee kept the same compensation plan design intact with a very modest salary increase (2.4%), the same annual incentive program potential, as well as the same medium and longer term SPIP and equity components.  The annual incentive continued to use earnings per share as the principal factor (140% of salary maximum potential), complemented with cash flow from operations (30% of salary maximum potential), and other specific objectives (30% of salary maximum potential).  The SPIP, which is based on the earnings per share growth in the three year cumulative period from 2010 to 2012, used $0.98 per diluted share as the 2009 baseline with $1.30 as the minimum earnings per share threshold to qualify for an incentive and with the maximum incentive payable at $1.69 in 2012 diluted earnings per share.  The equity grant had a Black-Scholes estimated fair value of $1,162,400, which Mr. Perez de la Mesa accepted in the form of stock options with 50% vesting in three years and 50% in five years.

After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for stockholders and enhancing corporate performance.  We believe that a significant part of our executive pay is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and incentive performance measures.  We further believe that our executive compensation levels in the aggregate, while currently below market and anticipated to remain below market through 2011, have the potential to be competitive with the compensation programs offered by other corporations with which we compete for executive talent.

Compensation Philosophy and Objectives

The overriding principle of our executive compensation philosophy is that compensation must be linked to continuous improvements in corporate performance and sustained increases in shareholder value.  We believe that a substantial portion of executive compensation should be at risk based on performance and that the majority of the at-risk compensation opportunity should be predicated on long-term results rather than short-term results.  Under this philosophy, our specific executive compensation objectives are to attract, motivate, reward and retain talented executives who are critical to our success.  We strive to develop our executives’ capabilities and focus them on achieving superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.

This overriding principle of our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation being at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the coincident improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives and encourage the fulfillment of those objectives through executive performance.

We believe that total compensation should be closely aligned to our peer group median total compensation, should vary with our performance in achieving financial and non-financial objectives, should be tied to individual and group performance and that any long-term incentive compensation should be closely aligned with stockholders’ interests.  Our long-term incentive compensation arrangements are also designed to encourage equity participation by executives.

While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide.  We balance short-term and long-term compensation so that superior performance will result in additional annual compensation through our annual cash incentive and additional long-term compensation, consisting of the increased value of our equity grants and up to an additional 200% of salary through our SPIP.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities.

Process of Setting Compensation

Our Compensation Committee is responsible for oversight of our executive compensation.  The Compensation Committee approves incentive compensation plans for senior management and equity-based plans for all employees.  In its considerations regarding executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure, and experience; internal pay equity; and peer group performance.

Role of Management

The Compensation Committee also relies upon data, analysis and recommendations from our CEO and the Company assists the Compensation Committee with developing the peer group analysis.  While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation.  The CEO does not provide recommendations for his own compensation as the Compensation Committee independently determines and approves his compensation.  Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation.

Role of Compensation Consultant

Historically, the Compensation Committee has engaged Lyons to review and comment upon director and senior management compensation.  The Compensation Committee did not retain Lyons to review our 2010 executive compensation structure because the structure did not differ materially from our 2008 or 2009 executive compensation.  However, the Compensation Committee did retain Lyons in 2011 to assist in the review of our proxy materials, including this CD&A, and to review our director compensation program.  Lyons does not provide us with any other consulting services.

Establishment of Peer Group

We establish compensation targets for each executive position in aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our main compensation components – base salary, annual bonus, long-term cash incentive opportunity (SPIP) and equity awards – individually and in the aggregate to the compensation of the top five most highly compensated executive officers of companies it uses as its senior management “peer group” (the peer group is sometimes referred to as the “market”).  These comparisons are based on compensation information published in the peer group’s annual proxy statements, with adjustments made to exclude certain one-time or other non-routine compensation amounts (such as special bonuses or equity grants related directly to a promotion), peer group executives that have only partial compensation amounts reported for the most recent fiscal year, and one peer group executive that was not a comparable position.  We also replace the reported grant date estimated fair values of stock option awards with estimated fair values based on the number of stock options awarded multiplied by 40% of the peer company’s stock price on the grant date (assuming this price equals the exercise price).  We believe this adjustment makes the estimated compensation amounts for stock options more comparable between companies by eliminating potential differences related to fair value assumptions for expected term, volatility and dividend yield.

In determining our peer group, we evaluate public companies that we believe would provide a comparable cross-industry subset of wholesale distributors.  We review three criteria (net sales, EBITDA and market capitalization) for potential peer group companies to identify those considered to be in a range most similar to us in size and performance, both individually and in the aggregate.  The Compensation Committee reviews the annual analysis of these companies that is prepared by management and then approves the peer group.  The 2010 peer group consists of the following:

▪ A.M. Castle & Co.	▪ Central Garden and Pet Company
▪ Anixter International, Inc.	▪ Interline Brands, Inc.
▪ Applied Industrial Technologies, Inc.	▪ MSC Industrial Direct Company Inc.
▪ Barnes Group Inc.	▪ PSS World Medical, Inc.
▪ Beacon Roofing Supply, Inc.	▪ Watsco, Inc.

The Compensation Committee reviews each component of compensation compared to the peer group and the prior year’s total compensation for our NEOs versus the peer group.  However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation amounts.  While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.

The Compensation Committee also reviews the total annual compensation opportunity that each executive could potentially receive and, for perspective, reviews previous years’ compensation value for executives and the relationship to other employees at the Company.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management.  While this disparity should be of concern, the Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program as currently designed (base salary, annual bonus, SPIP, and equity awards) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment.  The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting to performance than the median peer group, as evidenced by the comparisons of our compensation components to the related peer group median amounts (see tables included in the “Executive Summary” section above and the “Components of Compensation” section below).  Provided that our performance meets or exceeds targets in future years, the Compensation Committee expects our NEOs will realize total compensation comparable to the peer group median over time.

Components of Compensation

As mentioned previously, our compensation program is relatively simple in format and includes four primary components:

▪	base salary;
▪	an annual cash incentive opportunity (bonus);
▪	a long-term cash incentive opportunity (SPIP); and
▪	long-term equity awards that vest at three- and five-year periods.

As discussed in “Compensation Philosophy and Objectives” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to our financial and stock price performance.  Because of this correlation, the Compensation Committee believes its executives have more “compensation risk” than the executives in our peer group.  Each compensation component is discussed in more detail below.

Base Salary
(Summary Compensation Table, Column 3)

Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent.  We target total executive compensation and total cash compensation at the peer group’s median compensation.  However, our base salary is more conservative by design and thus consistent with our overall philosophy of at-risk or pay-for-performance.  We compare executive base salary with other employees’ compensation for internal pay equity purposes.  In determining an executive’s base salary, the Compensation Committee reviews Company and individual performance information and peer group executive compensation information.

Changes in our NEOs’ base salaries from year to year reflect general changes in market pay for executive talent, changes in responsibility for individual NEOs from time to time and, to a lesser extent, the individual’s job performance over time.  Additionally, as base pay levels for all NEOs have been deemed to be substantially below market historically based on market pay studies, some of the increases in base pay are to adjust towards market over time.  We do not generally provide our NEOs with automatic annual salary increases or other cost of living adjustments.  Due to global economic conditions and resulting industry challenges, in 2009 we froze salaries at 2008 levels for executive officers.

The 2009 base salary levels for our Named Executive Officers continued to remain low by design as compared to our peer group.  The table below presents the percentage variances between both 2009 actual and 2010 actual base salary amounts and the peer group median base salary amounts:

Base Salary versus Peer Group Medians
Position	2009 Actual	2010 Actual
CEO	(40)%	(39)%
All Other NEOs	(31)%	(29)%
Total NEOs	(34)%	(32)%

In 2010, the Compensation Committee approved a marginal increase in base salaries for each Named Executive Officer following a two-year salary freeze.  The average salary increase for the Named Executive Officers was 2.6%.  Mr. St. Romain received the greatest percentage increase, 4.55%, due to his increased responsibilities and to address the equity of his salary relative to both the market and his fellow NEOs.  With the exception of Mr. Perez de la Mesa and Mr. Cook, our Named Executive Officers’ 2010 base salaries were within 10% of each other.  Mr. Perez de la Mesa, as our Chief Executive Officer, received additional base salary as compared to our other Named Executive Officers in recognition of his substantially greater responsibilities.  Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of any other Named Executive Officer.  Mr. Cook received greater base salary as compared to the other remaining Named Executive Officers due to his experience and tenure with the Company and the pool industry and the breadth of his responsibilities.  Based on these increases, our NEOs’ 2010 base salaries were 32% lower overall compared to the peer group median as shown in the table above.

Annual Cash Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics.  We offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year.  Each year, objectives are set for the Company, our business units and individual executives against which actual performance is later measured. At the year’s first Committee meeting, which is generally held in late February or early March, the Compensation Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each Named Executive Officer for the current year.  Annual bonus payments, if any, are normally made in February after the end of the performance period in which the bonuses were earned.

In designing our compensation program, we target the annual cash incentive opportunity at 100% of base salary for our CEO and at 75% of base salary for our other NEOs, although their total potential opportunities under the annual cash incentive are 200% and 150% of base salary, respectively.

In 2010, as in prior years, the Compensation Committee used earnings per share as the primary company performance financial metric for annual bonuses.  We believe earnings per share is the best short-term and medium-term stockholder value indicator, it is performance-based, and its use in our incentive plans supports our business goal of providing a superior return to our shareholders.  The Compensation Committee has evaluated whether our reliance on earnings per share creates unnecessary risk and does not believe that it does.  Indeed, as reflected in the “Executive Summary” above, the correlation between our 10-year compounded annual growth rate for diluted earnings per share (9.8%) and stock price (9.7%) further underscores why we believe our reliance on earnings per share is appropriate.

For each Named Executive Officer, the earnings per share metric is supplemented by individualized business and personal performance metrics tailored to that officer’s unique area of responsibility.  The metrics are designed to be challenging and encompass improvement over the status quo.  The annual bonus provides our Chief Executive Officer a 0% to 200% of salary opportunity and our other Named Executive Officers a 0% to 150% of salary opportunity. In the 2008 to 2010 time period, the average annual incentive payout was 48% of salary given the very challenging market conditions and almost 80% decline in new pool construction and significant decline in discretionary replacement and remodeling activity.

In 2010, the annual bonus calculation for Mr. Perez de la Mesa and the other Named Executive Officers contained the following two objective performance criteria categories:

▪	specific Company financial measures; and
▪	certain business objectives.

The table below details various compensation opportunities available to each of our Named Executive Officers under various performance scenarios.  The extent to which objectives are achieved determines the incentive earned.

Annual Cash Incentive (expressed as a percentage of base salary)

	Diluted Earning per Share (1)						Operational Cash Flow (2)			Other Specific Business	Maximum
	$1.00	$1.06	$1.12	$1.18	$1.24	$1.30	80%	100%	120%	Objectives (3)	Opportunity
Mr. Perez de la Mesa	15%	30%	45%	60%	100%	140%	0%	10%	30%	30%	200%
Mr. Joslin	12.5	25	37.5	50	75	100	0%	N/A	10%	40	150
Mr. Cook	12.5	25	37.5	50	75	100	N/A	N/A	N/A	50	150
Mr. St. Romain	6.25	12.5	18.75	25	50	75	N/A	N/A	N/A	75	150
Mr. Nelson	12.5	25	37.5	50	75	100	N/A	N/A	N/A	50	150

1.	Based on our diluted earnings per share for the year ended December 31, 2010. The cash incentive earned is pro-rated based on diluted earnings per share between $1.00 and $1.30.

2.
Based on our net cash provided by operating activities as a percentage of net income for the year ended December 31, 2010.  The cash incentive earned is pro-rated based on cash provided by operating activities as a percentage of net income between 80% and 120%.

3.
Each executive’s respective business objectives reflect operational improvements related to their specific responsibilities.  Certain subjective business objectives, such as organization planning and development or strategic plan coordination, are also subject to the diluted earnings per share overlay set forth in the table above.

Each Named Executive Officer’s “Other Specific Business Objectives” are described below.  If the diluted earnings per share threshold is not achieved and the earnings per share overlay eliminates the portion of the bonus subject to the overlay, the Compensation Committee may nevertheless allow discretionary adjustments and award an amount for performance related to an objective or otherwise based on an individual’s exceptional performance; but total payouts cannot exceed the overall cap of 200% of base salary in the case of Mr. Perez de la Mesa or 150% in the case of the other Named Executive Officers.

Mr. Perez de la Mesa’s business objectives relate to the following:
▪	return on total assets (10%);
▪	organizational planning and development (10%); and
▪	other execution related objectives (10%).

Mr. Joslin’s business objectives relate to the following:
▪	treasury management related to debt and interest expense (10%);
▪	credit and collections initiatives (15%); and
▪	cost reductions (15%).

Mr. Cook’s business objectives relate to the following:
▪	gross margin and gross profit objectives (15%);
▪	divisional profit objectives (20%)
▪	sales and marketing objectives related to focus categories (10%); and
▪	strategic sourcing objectives (5%).

Mr. St. Romain’s business objectives relate to the following:
▪	group operating profit (40%);
▪	gross margin objectives (10%);
▪	organizational planning and development (5%);
▪	inventory related objectives (10%); and
▪	expense management objectives (10%).

Mr. Nelson’s business objectives relate to the following:
▪	gross margin objectives (10%);
▪	inventory related objectives (20%);
▪	information technology and facilities management (10%); and
▪	central shipping location and parts related objectives (10%).

Each of the above Named Executive Officer’s respective business objectives reflect our focus on continued growth and improvement in execution over our past performance.  In each case, the objectives represent stretch goals that each executive may or may not be able to achieve.

In 2010, we did attain the middle of the range for the diluted earnings per share component and the maximum level for operational cash flow.  Certain payout levels related to all of the specific business objectives for each Named Executive Officer were also achieved.  The total payouts under the annual bonus ranged from approximately 72% to 105% of each Named Executive Officer’s base salary and consisted of a calculated award of approximately 23% to 61% of base salary for the achievement of specific individual business objectives.  All of the 2010 annual cash incentive awards were based on actual objectives achieved and the Compensation Committee did not include any additional discretionary award amounts.

Specifically, Mr. Perez de la Mesa received an annual bonus of $441,000, or 105% of his base salary.  Mr. Perez de la Mesa’s annual bonus was calculated based upon achievement of diluted earnings per share of $1.15 (52.5%), achievement of the operational cash flow measure (30%), and partial achievement of the return on total assets (8.5%), organizational planning and development (7%) and other execution related objectives (7%).

Mr. Joslin received an annual bonus of $201,000, or approximately 84% of his base salary.  Mr. Joslin’s annual bonus was calculated based upon achievement of diluted earnings per share of $1.15 (44%), achievement of the operational cash flow measure (10%), satisfactory completion of his treasury management (10%) and cost reduction objectives (15%), and partial achievement of his credit and collections objectives (5%).

Mr. Cook’s annual bonus of $198,088, or approximately 75% of his base salary, was calculated based upon achievement of diluted earnings per share of $1.15 (44%), and his partial achievement of his gross margin and gross profit (5%), divisional profit (10%), sales and marketing (3%) and strategic sourcing objectives (5%).

Mr. St. Romain’s annual bonus of $191,360, or approximately 83% of his base salary, was calculated based upon achievement of diluted earnings per share of $1.15 (22%), his satisfactory completion of group operating profit (40%), organizational planning and development (5%) and expense management objectives (10%), and his partial achievement of his gross margin (3%) and inventory related objectives (3%).

Mr. Nelson’s annual bonus of $158,950, or approximately 72% of his base salary, was calculated based upon achievement of diluted earnings per share of $1.15 (44%), his partial achievement of gross margin (2%), inventory related (10%), information technology and facilities management (9%) and central shipping and parts related objectives (7.5%).

Long-Term Non-Equity Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

The Compensation Committee adopted the SPIP in 2008 to provide senior management with an additional incentive based upon the achievement of specified earnings objectives related to the strategic plan for our growth.  The SPIP is a cash-based, pay-for-performance incentive program that links our long-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual bonus program and the longer-term value creation incentive provided by stock option or restricted stock awards.  Since the SPIP ties a large percentage of total potential compensation directly with our long-term business results, the Compensation Committee believes this incentive underscores our pay-for-performance philosophy.

Payouts through the SPIP are based on achieving target levels based on three-year compounded annual growth rates (CAGRs) in our diluted earnings per share (EPS). The Compensation Committee believes that the SPIP targets are set at aggressive although achievable levels, with minimum targets based on a three-year EPS CAGR of 10%.  Under the terms of the SPIP, our Named Executive Officers are eligible to earn a cash incentive equal to up to 200% of their base salary.  By way of example, the following table presents the incentive award, expressed as a percentage of an NEO’s salary, to be earned for the three-year performance period beginning on January 1, 2009 and ending December 31, 2011, with a baseline EPS of $1.18:

CAGR	2011 EPS ($)	Salary %	CAGR	2011 EPS ($)	Salary %
10%	1.57	50%	16%	1.84	120%
11%	1.61	60%	17%	1.89	140%
12%	1.66	70%	18%	1.94	160%
13%	1.70	80%	19%	1.99	180%
14%	1.75	90%	20%	2.04	200%
15%	1.79	100%

Given the unprecedented market contraction since 2006 and our correspondingly lower sales and earnings from 2007 to 2010, we did not realize EPS growth from 2007 to 2010 and therefore did not have a payout for the three-year performance period ended December 31, 2010.  The following table presents SPIP awards with open performance periods as of January 1, 2011:

Grant Year	Three Year Performance Period	Baseline EPS	Minimum EPS For 10% CAGR
2009	January 1, 2009 – December 31, 2011	$1.18	$1.57
2010	January 1, 2010 – December 31, 2012	$0.98	$1.30

Based on the minimum EPS target reflected in the table above, we do not expect to achieve the minimum 10% EPS CAGR required for a payout under the 2009 grant.  While we have not had any payouts under the SPIP to date, the Compensation Committee continued to emphasize the importance of the Company’s strategic long-term growth by providing substantial pay-for-performance compensation opportunities in 2010 through the SPIP award for the three year period from 2010 to 2012.  The baseline EPS for the 2010 SPIP grants is $0.98, which reflects the Company’s actual 2009 EPS of $0.39 adjusted to exclude the EPS impact related to the total 2009 net equity losses from our former equity investment in Latham Acquisition Corporation.  Based on our results in 2010 (17% one-year EPS growth compared to the baseline EPS of $0.98), we anticipate that a SPIP incentive will likely be earned for this performance period.

Long-Term Equity Incentive
(Summary Compensation Table, Columns 5-6)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Our approach to long-term incentives in 2010 consisted of equity-based incentives in the form of stock options, which provide reward only upon improvement in our stock price, and restricted shares, which reward exceptional performance by providing an opportunity for immediate ownership of our Common Stock while also providing retention value through the imposition of vesting conditions.  Each respective employee’s responsibility and performance and relevant market data determined the individual equity grant levels in 2010.

We believe that long-term equity incentives in the form of stock options align executive performance with stockholder interest because employees have a vested interest in our stock performance and the value only appreciates from stock price improvement after the grant date.  Similarly, we believe that restricted shares reward performance because the value of the shares is also linked to our Company’s long-term performance.  Restricted shares convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares during the vesting period.  The Compensation Committee believes that in the recent volatile economy, which may persist through 2011 and perhaps beyond, restricted shares can play an important retentive and motivational role that stock options alone cannot.

Equity compensation encourages our executives to have an owner’s perspective in managing our Company.  We encourage executive stock ownership and in March 2009, our Board adopted share ownership guidelines for our Named Executive Officers and Directors.  These guidelines generally require that within five years of adoption or appointment, our Chief Executive Officer hold shares of Common Stock or stock equivalents of five times his base salary, our vice presidents hold shares of Common Stock or stock equivalents of two times their base salary and our directors hold shares of Common Stock or stock equivalents of three times their respective cash retainer.

Considering the impact from alignment with stockholder interests, accounting costs, perceived value and cash cost, we believe that long-term equity incentive-based compensation, primarily in the form of stock options and restricted shares, is the best alternative.  We use the following equity vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

Currently, we grant equity awards at the year’s first Committee meeting, which is normally held in late February or early March.  This annual basis aligns with the annual performance review and compensation adjustment cycle.  Stock options are granted at an exercise price equal to our stock’s closing price on the grant date.  The Compensation Committee may also grant equity awards to employees hired during the year.  As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.  Equity grants are a key element to our total compensation packages.

In 2010, the Compensation Committee allowed each of the Named Executive Officers to elect to receive their equity grant in the form of restricted shares, stock options, or some reasonable combination thereof.  The Compensation Committee believes that both stock options and restricted shares are closely aligned with the interests of shareholders and by offering our Named Executive Officers this choice, it serves our objectives of retention and motivation.  Messrs. Perez de la Mesa and St. Romain each elected to receive their entire grant in the form of stock options.  Messrs. Cook and Joslin each elected to receive 100% of their respective equity grant in the form of restricted shares.  Mr. Nelson elected to receive 25% of his equity award in the form of restricted shares and the remainder in the form of stock options.

In determining the above awards, a ratio of 2.5 stock options to 1.0 restricted share was used.  By way of example, if Mr. St. Romain was entitled to receive 60,000 stock options, he could have elected to receive either 60,000 stock options, or 24,000 restricted shares, or a combination of the two forms of equity, such as 50% stock options and 50% restricted shares, which would have resulted in an award of 30,000 stock options and 12,000 restricted shares.  This 2.5 to 1.0 ratio reflects the Compensation Committee’s estimate of equivalent fair value amounts for stock options and restricted stock awards.  This estimate is based on the average of a range of fair value estimates for stock option awards, assuming that the stock options would have an expected term of 7 to 10 years (held for the majority of the contractual term) and an estimated dividend yield rate of 1.5% or 2.0%.

Based on the total grant date fair value of equity-based awards granted in 2010, the stock options awards to our CEO, Mr. Perez de la Mesa, were an average of 2.8 times the total fair value of the equity-based awards for our other NEOs in recognition of his substantially greater responsibilities.  Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of our other NEOs.  Based on the 2010 equity grants and as noted in the table below, our CEO’s 2010 total equity compensation compared to the peer group median for the most recent fiscal year reported was lower by 21%.

The table below presents the percentage variances between our total equity compensation amounts (2009 actual and 2010 actual) and the peer group median total equity compensation amounts.  All stock option awards are valued based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date.

Total Equity Compensation versus Peer Group Medians
Position	2009 Actual	2010 Actual
CEO	(28)%	(21)%
All Other NEOs	24%	36%
Total NEOs	(6)%	4%

Retirement and Savings Plans
(Summary Compensation Table, Column 7)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, permits eligible employees to defer up to the Internal Revenue Code limit.  For 2010, the limit was $16,500 or $22,000 for participants who attained the age of 50 during the plan year.  We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan), which allows certain employees who occupy key management positions (including all of the Named Executive Officers) to defer eligible cash compensation, allows participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan.  Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed herein or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 7)

Our philosophy is that perquisites should be limited.  In line with this philosophy, our executives are offered few benefits that are not otherwise available to all of our employees.  We provide certain employees, including the Named Executive Officers, with their choice of either a Company vehicle (including maintenance, insurance and fuel) or an auto allowance. We allow these employees to use their vehicles for personal and business reasons.  Officers may choose to purchase their Company vehicle at book value at any point during the lease term.  Additionally, we waive medical and dental monthly premiums for officers, including each of the Named Executive Officers.  The Company does not own any aircraft or have any contract for air charter service and does not reimburse Named Executive Officers for club or like memberships.  Excluding benefits available to all full time employees, Named Executive Officer benefits and other compensation represents less than 3% of the Named Executive Officer compensation.

Other Compensation Matters

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months.  The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment.  The other Named Executive Officers have also signed employment agreements, which entitle them to receive their respective base salary for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.  The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses.  Further, the Compensation Committee believes that these payment levels are below the general practice among comparable companies.  Our Named Executive Officers are not entitled to any change in control or “parachute” payments or benefits other than accelerated vesting of their equity grants.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1 million paid to a company’s chief executive officer or any of the four other most highly compensated officers.  Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives.  We have not adopted a policy that all compensation must be deductible.

If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1 million deduction limit.  Management believes the stock option awards under our 1998 Plan, 2002 LTIP and 2007 LTIP presently meet the performance-based compensation requirements under Section 162(m).  We expect that 2010 compensation paid to executive officers will be fully deductible.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our Named Executive Officers in 2010.  Based on the totals of the amounts included in the 2010 Summary Compensation Table, base salary accounted for approximately 25% of the total compensation for the Named Executive Officers while our cash bonus accounted for approximately 21% of the total compensation for the Named Executive Officers.  As discussed in our “Compensation Philosophy and Objectives” in the CD&A above, our Named Executive Officers have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash incentives and long-term equity.  For example, our Chief Executive Officer, Mr. Perez de la Mesa, had the largest proportion of total compensation delivered through long-term equity compensation.

FISCAL 2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Manuel J. Perez de la Mesa	2010	420,000	441,000	-	1,162,400	41,013	2,064,413
President and Chief Executive Officer	2009	410,000	150,000	-	980,000	55,816	1,595,816
	2008	410,000	85,000	-	796,992	41,941	1,333,933
Mark W. Joslin	2010	240,000	201,000	422,656	-	33,411	897,067
Chief Financial Officer and Vice President	2009	235,000	105,750	95,888	252,330	47,294	736,262
	2008	235,000	58,750	-	289,588	33,918	617,256
A. David Cook	2010	265,000	198,088	487,680	-	42,193	992,961
Group Vice President	2009	260,000	52,000	221,280	183,750	46,529	763,559
	2008	260,000	104,000	-	318,797	44,224	727,021
Kenneth G. St. Romain	2010	230,000	191,360	-	435,900	55,786	913,046
Group Vice President	2009	220,000	66,000	-	367,500	32,967	686,467
	2008	220,000	55,000	-	265,664	36,524	577,188
Stephen C. Nelson	2010	220,000	158,950	85,344	228,848	32,360	725,502
Vice President	2009	215,000	52,675	77,448	192,938	31,380	569,441
	2008	215,000	75,250	-	199,248	30,939	520,437

1.	Represents amounts earned under our cash incentive programs, which consist of an annual cash incentive (bonus) and our SPIP. There were no payouts under the SPIP during 2008, 2009 or 2010.

For 2010, there were payouts under our annual bonus program for each NEO related to achievement of the middle of the range for the diluted earnings per share measure.  Mr. Perez de la Mesa and Mr. Joslin also received payouts related to achievement of the maximum level for the operational cash flow measure.  The total payouts under the annual bonus ranged from 72% to 105% of each Named Executive Officer’s base salary and consisted of a calculated award of approximately 23% to 61% of base salary for the achievement of specific individual business objectives.

2.
Amounts shown do not reflect compensation actually received by the NEOs.  Instead, these amounts reflect the total estimated grant date fair value for the stock awards.  For more information on the stock grants awarded to our Named Executive Officers in 2010, please see the “Fiscal 2010 Grants of Plan-Based Awards” table.

3.
Amounts shown do not reflect compensation actually received by the NEOs.  Instead, these amounts reflect the total estimated grant date fair value for option awards.  Assumptions used in the calculation of the estimated fair value of option awards granted in 2008, 2009 and 2010 are included in footnote 7 to the Company’s audited financial statements included in Item 8 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011.  For more information on the stock grants awarded to our Named Executive Officers in 2010, please see the “Fiscal 2010 Grants of Plan-Based Awards” table.

4.	For detail of the components of this category, please see the “All Other Compensation Table” below.

ALL OTHER COMPENSATION TABLE

The following table describes the components of the All Other Compensation column of the Summary Compensation Table above.

Name	Year	Company Paid Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)	Vehicle (1) ($)
Manuel J. Perez de la Mesa	2010	5,431	18,816	16,766
	2009	4,899	17,421	33,496
	2008	4,289	17,869	19,783
Mark W. Joslin	2010	5,212	13,799	14,400
	2009	4,708	11,750	30,836
	2008	4,126	12,098	17,694
A. David Cook	2010	5,507	12,649	24,037
	2009	4,959	14,560	27,010
	2008	4,334	9,200	30,690
Kenneth G. St. Romain	2010	4,928	11,557	39,301
	2009	4,478	10,873	17,616
	2008	3,950	11,320	21,254
Stephen C. Nelson	2010	4,572	9,800	17,988
	2009	4,076	9,800	17,504
	2008	3,528	10,854	16,557

1.
Reflects amounts related to vehicle lease, maintenance and insurance expenses or automobile allowances for vehicles used for both business and personal purposes.  Mr. St. Romain’s 2010 total includes $15,429 in other compensation related to the purchase of his Company vehicle.
Mr. Perez de la Mesa’s 2009 total includes $15,916 in other compensation related to the purchase of his Company vehicle.  Mr. Joslin’s 2009 compensation also includes $13,500 in other compensation related to the purchase of his Company vehicle.

The Grants of Plan-Based Awards Table below sets forth information about the cash incentive plans and equity incentive plan awards to our Named Executive Officers in 2010.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Max ($)
Manuel J. Perez de la Mesa	02/23/2010	(1)	N/A	N/A	-		160,000	(5)	20.32	1,162,400
	02/23/2010	(2)	420,000	840,000	N/A		N/A		N/A	N/A
	02/23/2010	(3)	420,000	840,000	N/A		N/A		N/A	N/A
Mark W. Joslin	02/23/2010	(1)	N/A	N/A	20,800	(4)	-		N/A	422,656
	02/23/2010	(2)	180,000	360,000	N/A		N/A		N/A	N/A
	02/23/2010	(3)	240,000	480,000	N/A		N/A		N/A	N/A
A. David Cook	02/23/2010	(1)	N/A	N/A	24,000	(4)	-		N/A	487,680
	02/23/2010	(2)	198,750	397,500	N/A		N/A		N/A	N/A
	02/23/2010	(3)	265,000	530,000	N/A		N/A		N/A	N/A
Kenneth G. St. Romain	02/23/2010	(1)	N/A	N/A	-		60,000	(5)	20.32	435,900
	02/23/2010	(2)	172,500	345,000	N/A		N/A		N/A	N/A
	02/23/2010	(3)	230,000	460,000	N/A		N/A		N/A	N/A
Stephen C. Nelson	02/23/2010	(1)	N/A	N/A	N/A		31,500	(5)	20.32	228,848
	02/23/2010 02/23/2010	(1) (2)	N/A 165,000	N/A 330,000	4,200 N/A	(4)	N/A N/A		N/A N/A	85,344 N/A
	02/23/2010	(3)	220,000	440,000	N/A		N/A		N/A	N/A

1.	Granted under our 2007 LTIP.

2.
Reflects grants under our Annual Incentive Program. See Compensation, Discussion and Analysis, “Annual Cash Incentive”.  The target annual bonus payout amounts included in this table are representative of the compensation plan design only, which reflects the midpoint of the maximum payout.  The actual annual incentive payout amounts for 2010 performance are disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.  The maximum annual bonus payout amounts included in this table reflect 200% of the 2010 base salary amount for Mr. Perez de la Mesa and 150% of the 2010 base salary amounts for each of the other Named Executive Officers.

3.
Reflects grants under our SPIP for the three-year performance period that commenced January 1, 2010 and will end December 31, 2012.  Target SPIP payout amounts are based on the midpoint of the maximum future payouts.  The maximum SPIP payouts are based upon the 2010 base salaries.

4.
These restricted awards vest 50% after three years and 50% after five years, but they would fully vest upon a change in control.  The awards convey all of the rights of a stockholder, including the right to vote and receive dividends, but may not be sold or transferred during the vesting period.

5.	These options vest 50% after three years and 50% after five years, but they would fully vest upon a change in control.

The following table summarizes the outstanding equity awards for each Named Executive Officer as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
Manuel J. Perez de la Mesa	02/21/2001	253,125	-		9.83	02/21/2011	N/A		N/A
	02/13/2002	90,000	-		12.96	02/13/2012	N/A		N/A
	02/11/2003	90,000	-		11.98	02/11/2013	N/A		N/A
	02/09/2004	75,000	-		21.67	02/09/2014	N/A		N/A
	02/14/2005	60,000	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	30,000	30,000	(1)	38.79	02/08/2016	N/A		N/A
	05/08/2007	30,000	30,000	(2)	37.85	05/08/2017	N/A		N/A
	02/26/2008	-	120,000	(3)	20.34	02/26/2018	N/A		N/A
	05/05/2009	-	160,000	(4)	18.44	05/05/2019	N/A		N/A
	02/23/2010	-	160,000	(5)	20.32	02/23/2020	N/A		N/A
Mark W. Joslin	08/09/2004	22,500	-		26.65	08/09/2014	N/A		N/A
	02/14/2005	22,500	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	-	20,000	(1)	38.79	02/08/2016	N/A		N/A
	05/08/2007	-	15,000	(6)	37.85	05/08/2017	5,000	(10)	112,700	(12)
	02/26/2008	-	40,000	(7)	20.34	02/26/2018	N/A		N/A
	05/05/2009	-	39,000	(8)	18.44	05/05/2019	5,200	(11)	117,208	(12)
	02/23/2010	-	-		N/A	N/A	20,800	(13)	468,832	(12)

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
A. David Cook	02/21/2001	40,500	-		9.83		02/21/2011	N/A		N/A
	02/13/2002	33,750	-		12.96		02/13/2012	N/A		N/A
	02/11/2003	33,750	-		11.98		02/11/2013	N/A		N/A
	02/09/2004	15,000	-		21.67		02/09/2014	N/A		N/A
	02/14/2005	18,000	-		31.51		02/14/2015	N/A		N/A
	02/08/2006	9,000	9,000	(1)	38.79		02/08/2016	N/A		N/A
	05/08/2007	9,000	9,000	(2)	37.85		05/08/2017	6,000	(10)	135,240	(12)
	02/26/2008	-	48,000	(3)	20.34		02/26/2018	N/A		N/A
	05/05/2009	-	30,000	(4)	18.44		05/05/2019	12,000	(11)	270,480	(12)
	02/23/2010	-	-		N/A		N/A	24,000	(13)	540,960	(12)
Kenneth G. St. Romain	02/21/2001	12,150	-		9.83		02/21/2011	N/A		N/A
	02/13/2002	13,500	-		12.96		02/13/2012	N/A		N/A
	02/11/2003	13,500	-		11.98		02/11/2013	N/A		N/A
	02/09/2004	6,000	-		21.67		02/09/2014	N/A		N/A
	02/14/2005	7,500	-		31.51		02/14/2015	N/A		N/A
	02/08/2006	4,500	4,500	(1)	38.79		02/08/2016	N/A		N/A
	05/08/2007	3,750	3,750	(2)	37.85		05/08/2017	2,500	(10)	56,350	(12)
	02/26/2008	-	40,000	(3)	20.34		02/26/2018	N/A		N/A
	05/05/2009	-	60,000	(4)	18.44		05/05/2019	N/A		N/A
	02/23/2010	-	60,000	(5)	20.32		02/23/2020	N/A		N/A
Stephen C. Nelson	02/21/2001	4,050	-		0.00	(9)	02/21/2011	N/A		N/A
	02/13/2002	13,500	-		12.96		02/13/2012	N/A		N/A
	02/11/2003	13,500	-		11.98		02/11/2013	N/A		N/A
	02/09/2004	6,000	-		21.67		02/09/2014	N/A		N/A
	02/14/2005	9,000	-		31.51		02/14/2015	N/A		N/A
	02/08/2006	6,000	6,000	(1)	38.79		02/08/2016	N/A		N/A
	05/08/2007	5,625	5,625	(2)	37.85		05/08/2017	3,750	(10)	84,525	(12)
	02/26/2008	-	30,000	(3)	20.34		02/26/2018	N/A		N/A
	05/05/2009	-	31,500	(4)	18.44		05/05/2019	4,200	(11)	94,668	(12)
	02/23/2010	-	31,500	(5)	20.32		02/23/2020	4,200	(13)	94,668	(12)

1.	These options vested 100% on February 8, 2011.

2.	These options will vest on May 8, 2012.

3.	These options vested 50% on February 26, 2011 and the remaining 50% will vest on February 26, 2013.

4.	These options will vest 50% on May 5, 2012 and 50% on May 5, 2014.

5.	These options will vest 50% on February 23, 2013 and 50% on February 23, 2015.

6.	These options will vest 100% on May 8, 2012.

7.	These options will vest 100% on February 26, 2013.

8.	These options will vest 100% on May 5, 2014.

9.	The original grant date exercise price was $0.01 for these penny option awards. The $0.00 exercise price reflects the impact of stock splits and rounding.

10.	These shares will vest 100% on May 8, 2012.

11.	These shares will vest 100% on May 5, 2014.

12.	Based upon market value at end of fiscal year of $22.54 per share.

13.	These shares will vest 50% on February 23, 2013 and 50% on February 23, 2015.

The table below summarizes the number of shares acquired and the dollar amounts realized by Named Executive Officers from the exercise of stock options in 2010.  No shares of restricted stock vested during 2010 for any of our Named Executive Officers.

OPTION EXERCISES

	Option Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)
Manuel J. Perez de la Mesa	153,125	2,413,250
Mark W. Joslin	-	-
A. David Cook	20,250	185,490
Kenneth G. St. Romain	18,226	262,903
Stephen C. Nelson	16,200	218,546

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our Named Executive Officers, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation.  Participants choose to invest their deferrals in one or more specified investment funds.  Participants may change their fund selection at any time, subject to certain limitations.  The table below shows the funds available and their annual rate of return for the calendar year ended December 31, 2010 as reported by T. Rowe Price.  Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	5.91%	TRP Retirement Income Fund	10.10%
First American Mid Cap Value	20.71%	TRP Retirement 2005 Fund	11.51%
Keeley Small Cap Value Fund	25.98%	TRP Retirement 2010 Fund	12.70%
MSIF U.S. Real Estate Fund, P	29.51%	TRP Retirement 2015 Fund	13.79%
TRP Equity Income Fund	15.15%	TRP Retirement 2020 Fund	14.74%
TRP Growth Stock Fund	16.93%	TRP Retirement 2025 Fund	15.37%
TRP Mid-Cap Growth Fund	28.06%	TRP Retirement 2030 Fund	16.01%
TRP New Income Fund	7.16%	TRP Retirement 2035 Fund	16.34%
TRP Prime Reserve Fund	0.01%	TRP Retirement 2040 Fund	16.51%
Vanguard 500 Index Fund	15.05%	TRP Retirement 2045 Fund	16.44%
TRP Small Cap Stock Fund	32.53%	TRP Value Fund	15.96%

Benefits under our Deferred Compensation Plan will be paid to our Named Executive Officers as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment.  However, upon a showing of financial hardship and certain other requirements, a Named Executive Officer may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination.  In the event of a change in control, all vested accrued benefits will automatically be accelerated and payable in full.  The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes.  Benefits can be received either as a lump sum payment or installments.

The following table summarizes the nonqualified deferred compensation earned by our Named Executive Officers in 2010.  All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY (1) ($)	Aggregate Gains in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Manuel J. Perez de la Mesa	12,554	9,016	36,941	-	248,473	(2)
Mark W. Joslin	23,923	3,999	74,777	(5,069)	361,061	(3)
A. David Cook	13,212	2,849	14,209	(7,920)	84,984	(4)
Kenneth G. St. Romain	9,139	1,757	7,695	-	61,151	(5)
Stephen C. Nelson	-	-	25,549	-	171,316	(6)

1.	These amounts are included in the Summary Compensation Table (All Other Compensation).

2.	Includes Company contributions of $7,621 for 2009 and $8,669 for 2008 disclosed in the Summary Compensation Table (All Other Compensation).

3.	Includes Company contributions of $1,950 for 2009 and $2,898 for 2008 disclosed in the Summary Compensation Table (All Other Compensation).

4.	Includes Company contributions of $4,760 for 2009 disclosed in the Summary Compensation Table (All Other Compensation).

5.	Includes Company contributions of $1,073 for 2009 and $2,120 in 2008 disclosed in the Summary Compensation Table (All Other Compensation).

6.	Includes Company contributions of $1,654 for 2008 disclosed in the Summary Compensation Table (All Other Compensation).

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Stock options granted to Named Executive Officers, subject to certain limitations,

▪	immediately vest and become fully exercisable upon a change of control, death or disability;
▪
remain exercisable and continue to vest in accordance with their original schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years);

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and
▪	remain exercisable and, subject to the Compensation Committee’s discretion, continue to vest in accordance with their original schedule upon termination without cause.

Shares of restricted stock granted to executive officers, subject to certain limitations,

▪	fully vest upon a change of control, death or disability;
▪	continue to vest in accordance with the original vesting schedule upon retirement; and
▪	are immediately forfeited upon termination, whether voluntary or involuntary, or subject to the Compensation Committee’s discretion, continue to vest in accordance with the original vesting schedule.

Assuming a change of control occurred on December 31, 2010, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the Named Executive Officers at December 31, 2010, that would immediately vest upon a change in control.

Name	No. of Shares Underlying Unvested Awards (#)		Unrealized Value of Unvested Awards ($)
	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Unrealized Value of Unvested Awards
Manuel J. Perez de la Mesa	500,000	-	1,275,200	-	1,275,200
Mark W. Joslin	114,000	31,000	247,900	698,740	946,640
A. David Cook	96,000	42,000	228,600	946,680	1,175,280
Kenneth G. St. Romain	168,250	2,500	467,200	56,350	523,550
Stephen C. Nelson	104,625	12,150	265,080	273,861	538,941

1.
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2010 and then deducting the aggregate exercise price for these options.

2.	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2010.

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of three months.  The table below presents the amounts we would pay to each Named Executive Officer upon termination without cause as of December 31, 2010.

Name	Maximum cash payout upon termination without cause ($)
Manuel J. Perez de la Mesa	210,000
Mark W. Joslin	60,000
A. David Cook	66,250
Kenneth G. St. Romain	57,500
Stephen C. Nelson	55,000

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change in control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The table below summarizes the compensation we paid to our non-employee directors and our Chairman during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(4) ($)	Options Awards (3)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew W. Code	42,501 (2)	119,992	-	-	-	162,493
James J. Gaffney	60,000	119,992	-	-	-	179,992
George T. Haymaker, Jr.	57,500	119,992	-	-	-	177,492
Harlan F. Seymour	67,500	119,992	-	-	-	187,492
Robert C. Sledd	52,500	---	120,000	-	-	172,500
John E. Stokely	87,500	119,992	-	-	-	207,492
Wilson B. Sexton (5)	90,000	169,412	-	-	4,354	263,766

1.	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total estimated grant date fair value of the stock awards.

2.
Upon re-election to the Board in May 2010, Mr. Code opted to receive an equity grant in lieu of cash compensation (see discussion below related to the February 2009 amendment to the director cash compensation structure).  Thus, the amount reported in this column represents the grant date fair value of the stock award received in May 2010 in lieu of his Board fees for the second quarter 2010 through the first quarter 2011.

3.
Amounts shown do not reflect compensation actually received by the director.  Instead, these amounts reflect the total grant date fair value of the option awards.  Assumptions used in the calculation of the grant date fair value for the option awards granted in 2010 included the following:

Expected term (in years)	8.0
Volatility	37.55%
Expected dividend yield	2.00%
Risk free rate	3.46%

4.	As of December 31, 2010, options outstanding, options exercisable and stock awards outstanding for each director included the following:

Director	Options Outstanding	Options Exercisable	Stock Awards Outstanding
Mr. Code	28,285	28,285	6,576
Mr. Gaffney	38,875	38,875	4,856
Mr. Haymaker	29,750	29,750	4,856
Mr. Seymour	62,993	62,993	4,856
Mr. Sledd	150,316	137,350	-
Mr. Stokely	82,118	82,118	4,856
Mr. Sexton	122,679	122,679	6,856

5.
Our Chairman, Mr. Sexton, is employed by us primarily in the area of investor relations.  In 2010, Mr. Sexton received $90,000 in cash compensation and an award of 6,856 shares of restricted stock for both his service as Chairman and for his work in investor relations. Mr. Sexton participates in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.

The many responsibilities and risks of serving as a director of a public company require that we provide adequate incentives in order to attract and retain qualified and productive directors.  Our directors play an important role in guiding our strategic direction and overseeing our management.  In 2007, the Board conducted a review of its non-employee director and Chairman compensation.  The Compensation Committee retained the compensation consulting firm of Lyons, Benenson & Company Inc. to assist with its review.  Upon conclusion of its review and analysis, the Board adopted the following cash compensation structure immediately following the annual stockholder meeting in May 2007:

▪	Lead independent director annual retainer - $60,000
▪	Non-employee director annual retainer - $35,000
▪	Audit Committee chairman - $20,000
▪	Audit Committee membership - $10,000
▪	Compensation Committee chairman - $15,000
▪	Compensation Committee membership - $7,500
▪	Nominating and Corporate Governance Committee chairman - $15,000
▪	Nominating and Corporate Governance Committee membership - $7,500
▪	Strategic Planning Committee chairman - $15,000
▪	Strategic Planning Committee membership - $7,500

In February 2009, the Board amended this cash compensation structure to permit directors, at their option, to receive equity grants in lieu of cash compensation.  We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.  In 2010, the Compensation Committee again retained Lyons to examine our director compensation program.  Lyons reported directly to the Compensation Committee Chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group.  Lyons determined that our director compensation is sound and fully competitive and recommended that we make no changes at this time.

In 2010, each non-employee director also had the option to receive either (i) 12,966 stock options with an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant; or (ii) 4,856 shares of restricted stock based on a fair market value on the date of grant of $20.32.  Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date.  Each option granted is exercisable for up to ten years after the grant date.  Total non-employee Board annual compensation is $1,087,461 or an average of $181,244 per non-employee director.

Neither the Compensation Committee Report nor the Audit Committee Report set forth below shall be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and neither shall be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
George T. Haymaker, Jr., Chairman
Andrew W. Code
Robert C. Sledd

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed other matters with the Company’s independent registered public accounting firm that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee has determined that all non-audit services rendered by the Company’s independent registered public accounting firm during the years ended December 31, 2010 and 2009 did not impair the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.  The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2011 fiscal year.

AUDIT COMMITTEE
John E. Stokely, Chairman
James J. Gaffney
Harlan F. Seymour
Robert C. Sledd

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our written Audit Committee Charter.  Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by NASDAQ.

In January 2002, we entered into a lease agreement with S&C Development, LLC (S&C) for additional warehouse space adjacent to our sales center facility in Mandeville, Louisiana. The sole member of S&C is A. David Cook, a Pool executive officer.  The original five year lease term commenced on February 4, 2002, and the current renewal covers a term of seven years and will expire on December 31, 2013.  As of December 31, 2010, we pay rent of $5,447 per month for the 8,600 square foot space.

In May 2001, we entered into a lease agreement with Kenneth G. St. Romain, a Pool executive officer, for a sales center facility in Jackson, Mississippi.  The original seven year lease term commenced on November 16, 2001.  The current five year lease renewal commenced on December 1, 2008 and will expire on November 30, 2013.  As of December 31, 2010, we pay rent of $9,641 per month for the 20,000 square foot facility.

In January 2001, we entered into a lease agreement with S&C for a sales center facility in Oklahoma City, Oklahoma. The ten year lease term commenced on November 10, 2001 and will expire on November 30, 2011.  As of December 31, 2010, we pay rent of $13,203 per month for the 25,000 square foot facility.

In March 1997, we entered into a lease agreement with Kenneth G. St. Romain for a sales center facility in Baton Rouge, Louisiana.  We extended this lease for a third term of five years, which commenced on March 1, 2007 and will expire February 28, 2012.  As of December 31, 2010, we pay rent of $11,192 per month for the 23,500 square foot facility.

We believe the leases discussed above reflect fair market rates and terms that are as favorable to us as could be obtained with unrelated third parties. The lease renewals described above were approved in advance by the Board and the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our Common Stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2010 with the exception of one late filing for Mr. Cook that reported a single transaction (sale of stock).

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and recommends the ratification of such retention by the stockholders.  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent registered public accounting firm. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the selection.

Representatives of E&Y are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.  The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by E&Y.

	2010	2009
Audit Fees (1)	$707,005	$713,431
Audit Related Fees (2)	-	5,000
Tax Fees (3)	15,500	-
Total	$722,505	$718,431

1.
Audit Fees consisted of the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and review of the financial statements included in our Quarterly Reports on Form 10-Q.

2.	Audit Related Fees included fees for an S-8 filing in 2009.

3.	Tax Fees consisted of consulting services in 2010 related to state tax legislation.

The Audit Committee preapproves all audit and permissible non-audit services before such services begin.  Mr. Stokely, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting.  During fiscal years 2010 and 2009, the Audit Committee and/or the Audit Committee Chairman preapproved 100% of the services performed by E&Y.  A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

The Audit Committee has determined that all non-audit services rendered by E&Y during the years ended December 31, 2010 and 2009 did not impair the firm’s independence.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of E&Y as our independent registered public accounting firm for fiscal year 2011.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proposal 3)

Pursuant to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), we are asking stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.  As described above in detail under the headings Compensation Discussion and Analysis and Executive Compensation, our executive compensation programs are designed to attract, motivate and retain our Named Executive Officers in a way that rewards performance and is aligned with our stockholders’ long-term interests.  We believe that our executive compensation program reflects an overall pay for performance culture, which is strongly aligned with the long-term interests of our stockholders.  Until the recent financial downturn that began in 2007, we achieved sales and earnings growth in each year since the Company’s initial public offering in 1995.  In 2010, we realized a return to sales and earnings growth, continued improvements in working capital management and another season of strong cash flow generation.  Our total stockholder return over the prior 1, 3, 5, and 10 year periods was 21%, 21%, (33)% and 186%, respectively.

By design, our compensation is significantly more performance weighted than the market, which we believe more closely aligns executive management’s interests with our stockholders, such that above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation.  In this regard, the primary fixed component of compensation, base salary, is below market for our Named Executive Officers.  As noted previously, our Chief Executive Officer’s base salary represents 61% of the median salary of our peer group and our other Named Executive Officer’s salaries represent on average 71% of peer group salaries.

The annual objectives under our annual incentive program are designed to be challenging and encompass improvement over the status quo with earnings per share being the single most important objective.

In the past, we have sought and received approval from stockholders regarding certain incentive plans, including our SPIP, which is based upon our three-year compounded adjusted earnings per share growth, and our 2007 LTIP.  Given the significant market contraction, there has been no payout to date under our SPIP program.

We believe that performance based compensation with annual, medium-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company.  However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this say-on-pay proposal.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 4)

In accordance with the Dodd-Frank Act, we are also asking stockholders to vote, on an advisory basis, on how often we should seek an advisory vote on executive compensation.  By voting on this Proposal 4, stockholders may indicate whether they would prefer a say-on-pay vote every three years, two years, or one year.

After careful consideration of this Proposal, our Board has determined that a say-on-pay vote every year is the most appropriate policy for us, and therefore our Board recommends that stockholders select an annual vote.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company.  However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of your say-on-pay vote.

The Board of Directors recommends that our stockholders vote to hold the say-on-pay vote every “1 YEAR.”

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

In order to be considered for inclusion in the proxy materials related to our 2012 annual meeting of stockholders, we must receive stockholder proposals no later than November 29, 2011.  If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2012 annual meeting must notify the Company’s Corporate Secretary no earlier than July 2, 2011 and no later than November 29, 2011.

             By Order of the Board of Directors,

             Jennifer M. Neil
             Corporate Secretary

Covington, Louisiana
March 28, 2011

POOL CORPORATION 109 NORTHPARK BLVD. COVINGTON LA 70433
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POOL CORPORATION

The Board of Directors recommends that you vote FOR the following:

Vote on Directors
		For	Withhold	For All	To withhold authority to vote for any individual
1. Election of Directors		All	All	Except	Nominee(s), mark “For All Except” and write the
Number(s) of the nominee(s) on the line below.
Nominees:		☐	☐	☐
01) Wilson B. Sexton	05) Manuel J. Perez de la Mesa
02) Andrew W. Code	06) Harlan F. Seymour
03) James J. Gaffney	07) Robert C. Sledd
04) George T. Haymaker, Jr.	08) John E. Stokely

Vote On Proposals

The Board of Directors recommends you vote FOR proposals 2 and 3 and for “1 Year” on proposal 4:						For	Against	Abstain

2. Ratification of the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year						☐	☐	☐

3. Say-on-pay vote: Advisory vote to approve executive compensation as disclosed in the proxy statement						☐	☐	☐

4. Frequency Vote: Advisory vote on how often the Company should hold the advisory say-on-pay vote					3 Years ☐	2 Years ☐	1 Year ☐	Abstain ☐

5. To transact such other business as may properly come before the meeting and any adjournments thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
To Be Held on May 4, 2011:
The Proxy Statement and Annual Report for the fiscal year ended December 31, 2010 are available at www.poolcorp.com/investors

POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
POOL CORPORATION

The undersigned hereby appoints Jennifer M. Neil and A. David Cook, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on
March 14, 2011, at the annual meeting of stockholders to be held at the Company’s headquarters at 109 Northpark Boulevard, Covington, Louisiana 70433, on May 4, 2011,
or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND FOR ONE YEAR FOR PROPOSAL 4. THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                                                                            Continued and to be signed on the reverse side